EXHIBIT 99.1
 PRESS RELEASE

December 19, 2011

Investor Relations:  Alexandra Deignan (646) 278-9711
Media Relations:  Chip Terhune (503) 367-2568
Website: www.schnitzersteel.com
Email: ir@schn.com

Schnitzer Announces Earnings Date and Preliminary Results
for First Quarter of Fiscal 2012

PORTLAND, OR – December 19, 2011  – Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) will report on Monday, January 9, 2012, the financial results for its fiscal 2012 first quarter, which ended on November 30, 2011, and will webcast a conference call to discuss the performance at 11:30 a.m. Eastern on the same day. In advance of its full earnings release, Schnitzer is providing preliminary results for its first quarter of fiscal 2012 to reflect the impact of significant market volatility during the quarter.

Schnitzer expects first quarter results to be lower than the outlook provided in its fourth quarter fiscal 2011 earnings release due to weaker than anticipated global market conditions for recycled metals.   Heightened global recessionary concerns, stemming primarily from the European debt crisis which escalated during the quarter, resulted in a significant slowdown in buying patterns and a sharp decline in sales prices.     During the quarter, operating margins contracted more than anticipated. The most significant factor affecting operating margins was the negative impact of average inventory costs which did not keep pace with the rapid decline in average net selling prices.  Schnitzer’s fully diluted earnings per share are expected to be in the range of $0.18 - $0.25 for the first quarter of fiscal 2012.

With respect to our Metals Recycling Business, operating income per ferrous ton is expected to be approximately 50% lower than the $21 per ton recorded in the first quarter of fiscal 2011.  In our Auto Parts Business, operating income is expected to be approximately 30% lower than recorded in the first quarter of fiscal 2011.  Sales prices began to strengthen towards the end of the quarter, but the improvements are not expected to benefit results until later in the second quarter.

The webcast of the call and the accompanying slide presentation may be accessed on the Schnitzer Steel website under the Investors section's Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President and Chief Financial Officer.

Forward-Looking Statements

Certain statements contained in this news release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.   These statements involve risks and uncertainties and can be identified by the words "believe," "expects," and similar expressions. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; world economic conditions; world political conditions; our ability to match raw material intake and finished product output with demand; changes in income tax laws; government regulations and environmental matters; the impact of pending or new laws and regulations regarding imports into and exports from the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; creditworthiness of and availability of credit to suppliers and customers; new accounting pronouncements; availability of capital resources; business disruptions resulting from installation or replacement of major capital assets; natural disasters and disturbances; and the adverse impact of climate change, including as a result of treaties, legislation or regulations, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K. These and other factors are outlined in our regulatory filings with the Securities and Exchange Commission, including those in in our most recent Annual Report on Form 10-K for the year ended August 31, 2011. The forward-looking statements contained in this news release speak only as of this date, and we do not assume any obligation to update them.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 56 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 50 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in fiscal 2012. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. These awards recognize advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.